Exhibit 99.1

Appalachian Bancshares Inc. Taps Industry Veteran Joseph Moss as President and Chief Operating Officer

ELLIJAY, Ga., July 11 /PRNewswire-FirstCall/ -- Appalachian Bancshares Inc. (OTC: APAB.PK) has hired Joseph T. Moss Jr. as president and chief operating officer of Appalachian Bancshares Inc. and Appalachian Community Bank. Appalachian Bancshares is the bank holding company of Appalachian Community Bank, which also operates under the trade name of Gilmer County Bank. The company has branches in Ellijay, East Ellijay, Blue Ridge and Blairsville, Ga.

“Appalachian Bancshares is embarking on a new path toward a higher level of growth, and we need strong banking talent with the necessary expertise to help guide us on our journey,” said Appalachian Bancshares’ President and Chief Executive Officer Tracy R. Newton, who will relinquish the title of president to Moss but will remain CEO. “Joe Moss is a very talented banker and leader. He brings a wealth of experience, particularly in revenue generation, portfolio management, and mergers and acquisitions management.”

As president and COO, Moss will be responsible for managing the day-to-day operations of the holding company, including maximizing efficiencies among the bank’s operations and identifying ways to increase revenues and control costs, as a way to continue enhancing shareholder value.

Previously, Moss was a director of Ceto and Associates, a national consulting firm that provides revenue-enhancement solutions for financial institutions. As one of the original members of that firm, he was instrumental in the company’s growth and was responsible for project management and product development.

Prior to joining Ceto in 1994, Moss was a senior manager at KPMG Peat Marwick , where he served as a project manager within the revenue enhancement practice. He served as chief operating officer for Caribank, a $500-million asset community bank in Pompano Beach, Fla. from 1987 to 1990, when he directed the sale of the bank to Citicorp. Moss began his career with the First National Bank of Atlanta in 1976, where he was responsible for numerous financial management-related projects.

In his previous positions, Moss has increased the earning assets of more than 700 financial institutions, completed numerous revenue-enhancement projects for many large banking companies, and developed financial reporting systems and interest-rate hedging programs for a number of financial institutions across the country. In addition, he has managed several major business mergers.

Moss earned a bachelor’s degree in economics from Emory University and a master’s degree in business administration with a concentration in finance from Georgia State University. He also completed the financial management of financial institutions study program at the Wharton School of the University of Pennsylvania.

He is a frequent speaker for the American Bankers Association, The Financial Manager’s Society and other banking industry trade groups. Currently, he serves on the strategic issues committee with the Financial Managers Society.

About Appalachian Bancshares

Appalachian Bancshares Inc., based in Ellijay, Ga., is the $495 million- asset bank holding company of Appalachian Community Bank, which also operates under the trade name of Gilmer County Bank. The company provides a full range of community banking services to individuals, small and medium-sized businesses, and farmers through North Georgia banking offices located in Ellijay, East Ellijay, Blue Ridge and Blairsville. The company’s stock is traded on the Pink Sheets under the symbol APAB. For more information, please visit the company’s Web site, www.acbanks.net.

SOURCE Appalachian Bancshares Inc.
07/11/2005
/CONTACT: Darren Cantlay of Appalachian Bancshares Inc., +1-706-276-8000,
or darrenc@gilmercountybank.com ; or Andy Mus, +1-404-327-7662, or
amus@marshcomm.net, for Appalachian Bancshares Inc./
/Web site: http://www.acbanks.net /
(APAB)